Exhibit 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

New Century Provides Fourth Quarter 2004 Distribution Information and Notice to

Tax-Exempt, Non-U.S. and Net Operating Loss Stockholders

Irvine, Calif., January 7, 2005, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and one of the nation’s largest non-prime mortgage finance companies, provided additional information today regarding its previously announced $1.50 per share dividend payable on January 31, 2005 to stockholders of record on January 15, 2005.

The company stated that the $1.50 dividend will represent 2005 taxable income for stockholders and will be reflected in a corresponding Form 1099 for tax year 2005. Stockholders who received dividends from the company in January, April, July and October 2004 will receive a Form 1099 for tax year 2004 reflecting those dividends.

Although the January 2005 dividend will be taxable to stockholders in 2005, the company will elect under appropriate federal tax rules to treat the dividend as a fourth quarter distribution for purposes of satisfying the REIT qualification requirements for 2004.

Information for Tax-Exempt, Non-U.S. and Net Operating Loss Stockholders

New Century expects that a material portion of its 2005 dividends will be characterized as excess inclusion income. Therefore,

•	Tax-exempt stockholders will be subject to unrelated business taxable income (commonly referred to as UBTI) with respect to such excess inclusion income;

•	Non-U.S. stockholders will be subject to the 30 percent U.S. federal withholding tax on this income without reduction under any otherwise applicable income tax treaty; and

•	U.S. stockholders, including taxpaying entities, will not be able to offset such excess inclusion income with net operating losses.

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Stockholders in any of these three categories who wish to mitigate the effect of this excess inclusion income should consult a tax advisor before the ex-dividend date of January 12, 2005.

About New Century

New Century Financial Corporation is a real estate investment trust and one of the nation’s largest non-prime mortgage finance companies, providing first and second mortgage products to borrowers nationwide through its operating subsidiaries. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

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